Exhibit 99.1

World Fuel Services Corporation Completes Multi Service Acquisition

MIAMI--(BUSINESS WIRE)--January 2, 2013--World Fuel Services Corporation (NYSE:INT) announced today that it has completed the previously announced acquisition of select assets of Multi Service Corporation (“Multi Service”), a global transaction management company specializing in fleet, government, and commercial payment programs.

“The Multi Service acquisition will expand our presence in the payment processing industry as we leverage technology across our platform with our customers,” stated Michael J. Kasbar, president and chief executive officer of World Fuel Services Corporation. “We are pleased to be partnering with the Multi Service team and we welcome them to the World Fuel organization.”

Multi Service is headquartered in Overland Park, Kansas and has 360 employees. Multi Service, which processes more than eight million transactions annually, also maintains offices in the Netherlands and Australia. The Multi Service product offering includes the Multi Service Fuel Card, accepted at more than 3,500 truck stops in the United States and Canada, Multi Service Tolls, payment solutions for tolls, bridges and tunnels across Europe, government payment systems for global fuel procurement, and commercial payment programs in the transportation and retail industries.

The transaction is expected to be $0.12 to $0.16 accretive to earnings on a GAAP basis in the first twelve months. Non-GAAP accretion, which excludes amortization of acquired intangible assets of approximately $0.04 per share, is expected to be $0.16 to $0.20 in the first twelve months. In conjunction with this acquisition, the company will record one-time transaction-related expenses of approximately $2.8 million in the fourth quarter of 2012.

Information Relating to Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the creditworthiness of customers and counterparties and our ability to collect accounts receivable, fluctuations in world oil prices or foreign currency, changes in political, economic, regulatory, or environmental conditions, adverse conditions in the markets or industries in which we or our customers operate, our failure to effectively hedge certain financial risks associated with the use of derivatives, non-performance by counterparties or customers on derivatives contracts, the integration of acquired businesses, uninsured losses, our ability to retain and attract senior management and other key employees and other risks detailed from time to time in the company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel products and related services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at 6,000 locations in more than 200 countries and territories worldwide.

The company's global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBO’s), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, Executive Vice President & Chief Financial Officer, 305-428-8000